CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-203055) on Form S-8 of ADDvantage Technologies Group, Inc. of our report dated August 31, 2016, relating to our audit of the financial statements of Triton Miami, Inc. as of and for the years ended December 31, 2015 and 2014, included in this current report on Form 8-K/A.

/s/ Morrison, Brown, Argiz, and Farra, LLC

December 23, 2016
Miami, Florida